Exhibit h.2.k

Execution Version

Amendment

To

Sub-Transfer Agency And Shareholder Services Agreement

This Amendment To Sub-Transfer Agency And Shareholder Services Agreement, dated September 20, 2018 and effective May 25, 2018 ("Amendment"), is being entered into by and among BNY Mellon Investment Servicing (US) Inc. ("BNYM"), Virtus Fund Services, LLC ("Company") and each of the "Funds", which is hereby defined to mean each of the Investment Companies and each Portfolio of each Investment Company listed on Schedule B to the Current Agreement (as defined below).

Background

BNYM, certain of the Funds and VP Distributors, Inc., as transfer agent to the Funds, entered into the Sub-Transfer Agency And Shareholder Services Agreement as of April 15, 2011 ("Original Agreement"). VP Distributors, LLC, the surviving entity in a merger with VP Distributors, Inc. that was effective September 22, 2011, transferred all rights and obligations as transfer agent of the Funds under the Original Agreement to the Company pursuant to an Assignment and Assumption Agreement, effective as of January 1, 2013, among VP Distributors, LLC, the Company, certain of the Funds and BNYM (the Original Agreement as so assigned and amended being the "Assigned Agreement").

BNYM, the Company and the Funds subsequently entered into amendments to the Assigned Agreement, dated as of March 21, 2014, June 1, 2014, August 19, 2014, November 12, 2014, March 24, 2015, May 28, 2015, September 1, 2015, December 10, 2015, July 27, 2016, February 1, 2017, September 18, 2017 and January 1, 2018 (the Assigned Agreement as so amended being the "Current Agreement"). The parties intend that the Current Agreement be amended in accordance with the terms of this Amendment.

Terms

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree to all statements made above and as follows:

1.	Modifications to Current Agreement. The Current Agreement is amended as follows:

(a)	A new Section 21 which reads in its entirety as follows is added:

21.         General Data Protection Regulation.

(A)         Definitions.

(i)          "Data Controller", "Data Processor", "Data Subject", "Personal Data", "Personal Data Breach", "Process/Processed/Processing", "Special Categories of Personal Data" and "Supervisory Authority" shall each have the meaning ascribed in the GDPR;

(ii)         "GDPR" means the General Data Protection Regulation (EU) 2016/679 (together with laws implementing or supplementing the GDPR, in each case as amended and superseded from time to time); and

(iii)        "Third Country" means any country which is not a Member State of the European Union.

(B)         (B)         When acting as a Data Processor in relation to Personal Data (i) provided to BNYM by or on behalf of the Fund, or (ii) collected by BNYM on behalf of the Fund, in both cases where the Fund is acting as a Data Controller, BNYM shall::

Execution Version

(i)	Only Process the Personal Data on the Fund's documented instructions (whether in this Agreement or otherwise), including with regard to transfers of Personal Data to a Third Country or an international organization, unless required by law to which BNYM is subject, in which case, BNYM shall to the extent permitted by such law inform the Fund of that legal requirement before the relevant Processing of that Personal Data;

(ii)	Implement appropriate technical and organizational measures to ensure a level of security for Personal Data appropriate to the risk and shall take all measures required pursuant to Article 32 GDPR in relation to the Processing of Personal Data, taking account of the risks that are presented by Processing, in particular from accidental or unlawful destruction, loss, alteration, unauthorized disclosure of, or access to Personal Data transmitted, stored or otherwise Processed;

(iii)	Take reasonable steps to ensure the reliability of persons authorised to Process the Personal Data and that such individuals have committed themselves to obligations of confidentiality;

(iv)	Promptly notify the Fund if it receives any communication from a Data Subject or Supervisory Authority under the GDPR in respect of the Personal Data, including requests by a Data Subject to exercise rights in Chapter III of GDPR, and assist the Fund with responses to these communications, provided that the Fund shall reimburse BNYM in full for all costs reasonably and properly incurred by BNYM performing its obligations under this Section 21(B)(iv) (including internal costs and third party costs including legal fees);

(v)	Notify the Fund without undue delay, and in any case no later than within two (2) business days, upon becoming aware of or reasonably suspecting a Personal Data Breach and provide reasonable assistance to the Fund in relation to any Personal Data Breach. To the extent that a Personal Data Breach does not result from a breach by BNYM of its obligations in this Section 21 or the GDPR, the Fund shall reimburse BNYM in full for all costs reasonably and properly incurred by BNYM performing its obligations under this Section 21(B)(v) (including internal costs and third party costs including legal fees);

(vi)	Make available to the Fund on request all information necessary to demonstrate compliance with the obligations laid down in Article 28 of the GDPR and allow for and contribute to audits, including inspections, by an auditor mandated by the Fund, subject to the following:

(a)	The Fund shall give BNYM reasonable notice of any audit or inspection to be conducted and shall (and ensure that each of its mandated auditors shall) avoid causing any damage, injury or disruption to BNYM's premises, equipment, personnel and business while its personnel are on those premises in the course of such an audit or inspection;

(b)	BNYM need not give access to its premises for the purposes of such an audit or inspection: (i) to any individual unless he or she produces reasonable evidence of identity and authority; (ii) outside normal business hours at those premises, unless the audit or inspection is required to be carried out on an emergency basis by a Supervisory Authority; or (iii) for the purposes of more than one audit or inspection in any calendar year, except for any additional audits or inspections which the Fund is required or requested to carry out pursuant to applicable law, a Supervisory Authority or any similar regulatory authority; and

(c)	The Fund shall reimburse BNYM in full for all costs reasonably and properly incurred by BNYM performing its obligations under this Section 21(B)(vi) (including internal costs and third party costs including legal fees);

Execution Version

(vii)	Provide reasonable assistance to the Fund in ensuring compliance with the obligations pursuant to Articles 35 and 36 of the GDPR taking into account the nature of Processing and the information available to BNYM, provided that in each case the Fund shall reimburse BNYM in full for all costs reasonably and properly incurred by BNYM performing its obligations under this 21(B)(vii) (including internal costs and third party costs including legal fees); and

(viii)	At the choice of the Fund, delete or return all the Personal Data to the Fund as soon as reasonably practicable, upon termination or expiry of this Agreement, subject to the following:

(a)          If the Fund does not inform BNYM of its choice to require the return or deletion of such Personal Data on or prior to the termination or expiry of the Agreement then the Fund shall be deemed to have chosen the deletion of the Fund Personal Data; and

(b)          BNYM may retain the Fund Personal Data to the extent required by applicable law and always provided that such Personal Data is only retained for as long as is necessary to comply with that requirement

(C)         The Fund hereby authorises BNYM to appoint sub-contractors to Process the Personal Data ("sub-processors") subject always to BNYM meeting the conditions set out in Article 28(2) and (4) of the GDPR and providing the Fund with a list of sub-processors which it uses during the term of the Agreement. Notwithstanding the foregoing, BNYM may continue to use those sub-processors appointed prior to May 25, 2018, and shall provide Fund with a list of the same as soon as practicable (provided that a written contract is in place in accordance with Article 28(4) of the GDPR). If at any time BNYM wishes to change the sub-processor list provided to the Fund, (i) BNYM shall notify the Fund of the proposed change prior to a new or alternate sub-processor undertaking any Processing, and (ii) the Fund shall have a period of ten (10) business days after receipt of such notification to raise reasonable objections in relation to the appointment of that new or alternate sub-processor to BNYM. The parties acknowledge that in providing the services under this Agreement, BNYM may transfer Personal Data to a sub-processor (as importer) located in a Third Country.

(D)         In accordance with Article 28(3) of the GDPR, the subject matter and duration of the Processing, the nature and purpose of the Processing, the type of Personal Data and categories of Data Subject relating to this Agreement are as set out in Schedule G.

(E)         The Fund represents, undertakes and warrants that all Personal Data Processed by BNYM has been and shall be collected and Processed by the Fund in accordance with the GDPR and without limitation to the foregoing, the Fund shall take all steps necessary that are within the Fund's reasonable control, including without limitation providing appropriate fair collection notices and ensuring that there is a lawful basis for BNYM to Process the Personal Data, to ensure that the Processing of the Personal Data by BNYM in accordance with this Agreement is in accordance with the GDPR.

(b)          A new Schedule G, that reads in its entirety as set forth in the Schedule G attached to Amendment To Sub-Transfer Agency And Shareholder Services Agreement, dated September 20, 2018 and effective May 25, 2018, between BNYM, the Company and the Funds, is added.

2.          Remainder of Current Agreement. Except as specifically modified by this Amendment, all terms and conditions of the Current Agreement shall remain in full force and effect.

3.          Governing Law. The governing law provision of the Current Agreement shall be the governing law provision of this Amendment.

4.          Entire Agreement. This Amendment constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Current Agreement.

Execution Version

5.          Facsimile Signatures; Counterparts. This Amendment may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Amendment or of executed signature pages to this Amendment by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

BNY Mellon Investment Servicing (US) Inc.		Virtus Alternative Solutions Trust
Virtus Asset Trust
By:	/s/ Armando Fernandez	Virtus Equity Trust
Virtus Opportunities Trust
Name:	Armando Fernandez	Virtus Retirement Trust

Title:	Vice President	On behalf of each Fund in its individual and separate capacity, and not on behalf of any other Fund

Virtus Fund Services, LLC		By:	/s/ Heidi Griswold

By:	/s/ Heidi Griswold	Name:	Heidi Griswold

Name:	Heidi Griswold	Title:	Vice President, Mutual Fund Services

Title:	Vice President, Mutual Fund Services

Execution Version

Schedule G

Details of Processing Activities

Service Description	Transfer Agency
BNYM Contracting Party	BNY Mellon Investment Servicing (US) Inc.
Type of relationship	Controller to Processor
Types of Data Subject whose Personal Data is Processed	Individual investors, corporate investors, individual representatives of current, former and/or prospective investors.
Types of personal data processed

For individual investors, the personal data captured and processed will be as per the data controller’s application form and will include, but not be limited to, the following personal information: Name , address, telephone number, email address, financial information, social security number and payment details.

For individual representatives of corporate investors, the personal data captured will be names and contact details in relation to the corporate entity.

Special Category Personal Data Processed	N/A
The purpose, nature and subject matter of the Processing

The purpose, nature and subject matter of the Processing of Personal Data by BNYM, under this Agreement, are those Processing operations which are necessary to provide the Services which are referred to in the Agreement

Duration of Processing	The Processing of the Personal Data referred to in this clause shall occur throughout the term of this Agreement.
Obligations and rights of the Controller	The rights and obligations of the Data Controller are as set out in the Agreement including in this clause

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